UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 9, 2010

INTRALINKS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34832	20-8915510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

150 East 42nd Street, 8th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 543-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 9, 2010, IntraLinks Holdings, Inc. (the “Company”) closed the sale of an additional 980,000 shares of common stock at the initial public offering price of $13.00 per share for additional gross proceeds of approximately $12.7 million, pursuant to the underwriters’ exercise of the over-allotment option in connection with the Company’s initial public offering that closed on August 11, 2010. The exercise of the over-allotment option brings the total number of shares of common stock sold by the Company in the initial public offering to 11,980,000 shares and gross proceeds to approximately $155.7 million.  After giving effect to the sale of the additional 980,000 shares of common stock pursuant to the over-allotment option, the aggregate net proceeds to the Company from the offering totaled approximately $142.1 million, after deducting underwriting discounts and commissions and additional offering-related expenses.  The Company intends to use the net proceeds from the sale of the over-allotment shares to further repay, on a pro rata basis, a portion of the Tranche B and Tranche C term loans under the Company’s Second Lien Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2010
INTRALINKS HOLDINGS, INC.

By:	/s/ Gary Hirsch
Gary Hirsch
Senior Vice President and General Counsel